                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. )(1)

                           MERIT MEDICAL SYSTEMS, INC.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, No Par Value
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    589889104
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  July 18, 2007
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

      / /  Rule 13d-1(b)

      /x/  Rule 13d-1(c)

      / /  Rule 13d-1(d)

--------
      (1) The  remainder  of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information  required in the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 589889104                   13G                    Page 2 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  295,410 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              295,410 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    295,410 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.1%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 589889104                   13G                    Page 3 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND (OFFSHORE), LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  297,027 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              297,027 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    297,027 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.1%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 589889104                   13G                    Page 4 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND II, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  214,942 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              214,942 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    214,942 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    Less than 1%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 589889104                   13G                    Page 5 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND II (OFFSHORE), LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  427,239 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              427,239 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    427,239 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.6%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 589889104                   13G                    Page 6 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND II (QP), LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  245,978 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              245,978 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    245,978 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    Less than 1%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 589889104                   13G                    Page 7 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    CANDENS CAPITAL, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   756,330 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              756,330 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    756,330 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    2.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 589889104                   13G                    Page 8 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER CAPITAL MANAGEMENT, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   724,266 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              724,266 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    724,266 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    2.7%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 589889104                   13G                    Page 9 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    GABE HOFFMAN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,480,596 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              1,480,596 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,480,596 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.4%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 589889104                   13G                    Page 10 of 17 Pages
----------------------                                    ----------------------

Item 1(a).  Name of Issuer:

            Merit Medical Systems, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1600 West Merit Parkway
            South Jordan, Utah 84095

Item 2(a).  Name of Person Filing:

            This statement is jointly filed by Accipiter Life Sciences Fund, LP, a Delaware  limited  partnership  ("ALSF"),  Accipiter Life Sciences
            Fund  (Offshore),  Ltd.,  a  Cayman  Islands  company  ("Offshore"),
            Accipiter Life Sciences Fund II, LP, a Delaware limited  partnership
            ("ALSF II"),  Accipiter  Life Sciences Fund II  (Offshore),  Ltd., a
            Cayman Islands Company ("Offshore II"), Accipiter Life Sciences Fund
            II (QP), LP, a Delaware  limited  partnership  ("QP II"),  Accipiter
            Capital  Management,  LLC,  a  Delaware  limited  liability  company
            ("Management"),  Candens Capital,  LLC, a Delaware limited liability company  ("Candens") and Gabe Hoffman  (together with ALSF, ALSF II,
            Offshore, Offshore II, QP II, Management and Candens, the "Reporting
            Person").  Because Gabe  Hoffman is the  managing  member of Candens
            (Gabe  Hoffman  and  Candens  are  hereinafter  referred  to as  the
            "Domestic  Controlling  Persons"),  which  in  turn  is the  general partner of ALSF,  ALSF II and QP II, and because Gabe Hoffman is the managing  member of  Management  (Gabe  Hoffman and  Management  are hereinafter referred to as the "Foreign Controlling Persons"), which in turn is the  investment  manager of Offshore and Offshore II, the
            Domestic  Controlling Persons and Foreign Controlling Persons may be
            deemed,  pursuant to Rule 13d-3 of the  Securities  Exchange  Act of
            1934,  as amended (the "Act"),  to be the  beneficial  owners of all shares of Common Stock held by ALSF, ALSF II, Offshore,  Offshore II and QP II. The Reporting Persons are filing this joint statement, as they may be considered a "group" under Section  13(d)(3) of the Act.
            However,  neither  the fact of this  filing nor  anything  contained herein shall be deemed to be an admission by the  Reporting  Persons that such a group exists.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            399 Park Avenue, 38th Floor
            New York, New York 10022

Item 2(c).  Citizenship:

            ALSF, ALSF II, QP II, Candens and Management are organized under the laws  of  the  State  of  Delaware.  Offshore  and  Offshore  II are
            organized  under the laws of the Cayman  Islands.  Gabe Hoffman is a citizen of the United States of America.

Item 2(d).  Title of Class of Securities:

            Common Stock

Item 2(e).  CUSIP Number:

            589889104

----------------------                                    ----------------------
CUSIP No. 589889104                   13G                    Page 11 of 17 Pages
----------------------                                    ----------------------

Item        3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)
            or (c), Check Whether the Person Filing is a:

            /X/  Not Applicable

      (a)   / /  Broker or dealer  registered  under  Section 15 of the Exchange
                 Act.

      (b)   / /  Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   / /  Insurance  company  as  defined  in  Section  3(a)(19)  of  the
                 Exchange Act.

      (d)   / /  Investment company registered under Section 8 of the Investment
                 Company Act.

      (e)   / /  An    investment    adviser    in    accordance    with    Rule
                 13d-1(b)(1)(ii)(E).

      (f)   / /  An employee  benefit plan or endowment fund in accordance  with
                 Rule 13d-1(b)(1)(ii)(F).

      (g)   / /  A parent holding  company or control person in accordance  with
                 Rule 13d-1(b)(1)(ii)(G).

      (h)   / /  A savings association as defined in Section 3(b) of the Federal
                 Deposit Insurance Act.

      (i)   / /  A  church  plan  that is  excluded  from the  definition  of an investment  company  under Section  3(c)(14) of the  Investment
                 Company Act.

      (j)   / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership

            The percentages  reported herein are calculated  based on 27,380,754 shares of Common Stock, no par value, outstanding as of May 3, 2007, as reported in the Issuer's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2007.

            See Cover Pages Items 5-11.

Item 5.     Ownership of Five Percent or Less of a Class.

            If this  statement  is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the beneficial  owner of more than five percent of the class of securities, check the following [ ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

----------------------                                    ----------------------
CUSIP No. 589889104                   13G                    Page 12 of 17 Pages
----------------------                                    ----------------------

Item 7.     Identification and Classification of the Subsidiary Which
            Acquired the Security Being Reported on by the Parent Holding
            Company or Control Person.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            See Exhibit A.

Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certifications.

            By signing  below I certify  that,  to the best of my knowledge  and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the issuer of the  securities  and were not acquired and are not held in  connection with or as a participant in any transaction having that purpose or effect.

----------------------                                    ----------------------
CUSIP No. 589889104                   13G                    Page 13 of 17 Pages
----------------------                                    ----------------------

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.

Dated: July 20, 2007                     ACCIPITER LIFE SCIENCES FUND, LP

                                         By:  Candens Capital, LLC
                                              its general partner

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

                                         ACCIPITER LIFE SCIENCES FUND II, LP

                                         By:  Candens Capital, LLC
                                              its general partner

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

                                         ACCIPITER LIFE SCIENCES FUND
                                         (OFFSHORE), LTD.

                                         By:  Accipiter Capital Management, LLC
                                              its investment manager

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

                                         ACCIPITER LIFE SCIENCES FUND II
                                         (OFFSHORE), LTD.

                                         By:  Accipiter Capital Management, LLC
                                              its investment manager

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

                                         ACCIPITER LIFE SCIENCES FUND II (QP),
                                         LP

                                         By:  Candens Capital, LLC
                                              its general partner

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

----------------------                                    ----------------------
CUSIP No. 589889104                   13G                    Page 14 of 17 Pages
----------------------                                    ----------------------

                                         ACCIPITER CAPITAL MANAGEMENT, LLC

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

                                         CANDENS CAPITAL, LLC

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

                                         /s/ Gabe Hoffman
                                         ---------------------------------------
                                         GABE HOFFMAN

----------------------                                    ----------------------
CUSIP No. 589889104                   13G                    Page 15 of 17 Pages
----------------------                                    ----------------------

                                  EXHIBIT INDEX

      The following document is filed herewith:

            (a)   Joint  Filing  Agreement  dated July 20, 2007 among  Accipiter
                  Life Sciences Fund,  LP,  Accipiter Life Sciences Fund II, LP,
                  Accipiter Life Sciences Fund (Offshore),  Ltd., Accipiter Life
                  Sciences Fund II  (Offshore),  Ltd.,  Accipiter  Life Sciences
                  Fund II (QP), LP, Accipiter Capital  Management,  LLC, Candens
                  Capital, LLC and Gabe Hoffman.

----------------------                                    ----------------------
CUSIP No. 589889104                   13G                    Page 16 of 17 Pages
----------------------                                    ----------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

      The undersigned hereby agree that the Statement on Schedule 13G dated July
__, 2007 with  respect to the shares of Common Stock of Merit  Medical  Systems,
Inc.  and  any  further  amendments  thereto  executed  by  each  and any of the undersigned shall be filed on behalf of each of the undersigned  pursuant to and in accordance  with the  provisions  of Rule  13d-1(k)(1)  under the  Securities
Exchange Act of 1934, as amended.

Dated: July 20, 2007                     ACCIPITER LIFE SCIENCES FUND, LP

                                         By:  Candens Capital, LLC
                                              its general partner

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

                                         ACCIPITER LIFE SCIENCES FUND II, LP

                                         By:  Candens Capital, LLC
                                              its general partner

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

                                         ACCIPITER LIFE SCIENCES FUND
                                         (OFFSHORE), LTD.

                                         By:  Accipiter Capital Management, LLC
                                              its investment manager

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

                                         ACCIPITER LIFE SCIENCES FUND II
                                         (OFFSHORE), LTD.

                                         By:  Accipiter Capital Management, LLC
                                              its investment manager

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

----------------------                                    ----------------------
CUSIP No. 589889104                   13G                    Page 17 of 17 Pages
----------------------                                    ----------------------

                                         ACCIPITER LIFE SCIENCES FUND II (QP),
                                         LP

                                         By:  Candens Capital, LLC
                                              its general partner

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

                                         ACCIPITER CAPITAL MANAGEMENT, LLC

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

                                         CANDENS CAPITAL, LLC

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

                                         /s/ Gabe Hoffman
                                         ---------------------------------------
                                         GABE HOFFMAN